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                                                                   Exhibit 99.1

                                    Contact:     Darrell W. Crate
                                                 Affiliated Managers Group, Inc.
                                                 (617) 747-3300

                                                 Richard F. Young
                                                 Welch & Forbes, Inc.
                                                 (617) 523-1635


                    AMG TO MAKE INVESTMENT IN WELCH & FORBES

BOSTON, MA, JULY 31, 2001 - Affiliated Managers Group, Inc. (NYSE: AMG), an asset management holding company, and Welch & Forbes, Inc. and Welch & Forbes (a Partnership) (collectively, "Welch & Forbes" or the "Company") announced today that they have reached a definitive agreement for AMG to acquire a majority equity interest in Welch & Forbes.

Established in 1838, Welch & Forbes is a Boston-based investment manager with over $4.2 billion in assets under management. The Company provides customized investment advisory and fiduciary services to a range of clients including personal trusts, high net worth families and charitable foundations. Client portfolios are tailored to meet each client's objectives, and are invested in a range of quality growth equity securities, fixed income securities and venture capital investments. The Company also provides estate and tax services for its clients.

Following the transaction, AMG will hold a 60% interest in the Company with Welch & Forbes' principals owning the remaining 40%. Welch & Forbes will be reorganized as a limited liability company and its business will remain unchanged, with current management continuing to oversee the day-to-day operations of the firm. In addition, the senior principals of Welch & Forbes will sign long-term employment agreements with the firm. The terms of the transaction, which is expected to close upon receipt of customary approvals, were not disclosed.

"We are very pleased to welcome Welch & Forbes to AMG's family of Affiliates," said William J. Nutt, AMG's Chairman and Chief Executive Officer. "We have been very impressed by Welch & Forbes' management team and the strong relationships they have with their clients, to whom they provide an extremely high level of customized service, as well as superior investment performance," Mr. Nutt continued.

"Welch & Forbes has a long tradition of carefully managing its clients' assets, trusts and estates that dates back to 1838 and in many cases, across generations of the same families," Sean M. Healey, President and Chief Operating Officer of AMG, noted. "The Company's substantial growth in recent years is the result of excellent investment performance and superior client service. From AMG's perspective, this is an attractive investment in a very high quality firm with great management, providing added diversification to AMG's earnings through increased participation in the growing high net worth and trust client channels," Mr. Healey added.

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Richard F. Young, President of Welch & Forbes, stated, "In AMG, we have chosen a partner which provides a unique formula for passing on direct ownership of our firm to existing and future key employees. This is a very positive development which will enhance our ability to offer outstanding service to our clients in the years ahead." Richard Olney III, a Managing Partner of Welch & Forbes, added, "We look forward to our partnership with AMG, which gives us management autonomy while providing the substantial resources for future growth of a larger firm, particularly in the areas of operations and technology. We believe that this affiliation serves the best interests of our clients while preserving the culture and identity of Welch & Forbes."

AMG is an asset management company that addresses the succession and transition issues facing the principals of growing mid-sized investment management firms. AMG's strategy is to generate growth through the internal growth of its existing Affiliates, as well as through investments in new Affiliates. AMG's innovative transaction structure allows individual members of each Affiliate's management team to retain or receive significant direct ownership in their firm while maintaining operating autonomy. In addition, AMG provides centralized assistance to its Affiliates in strategic matters, marketing, distribution, product development and operations. AMG's affiliated investment management firms managed approximately $74 billion in assets at June 30, 2001.

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CERTAIN MATTERS DISCUSSED IN THIS PRESS RELEASE MAY CONSTITUTE FORWARD-LOOKING
STATEMENTS WITHIN THE MEANING OF THE FEDERAL SECURITIES LAWS. ACTUAL RESULTS AND THE TIMING OF CERTAIN EVENTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN OR CONTEMPLATED BY THE FORWARD-LOOKING STATEMENTS DUE TO A NUMBER OF FACTORS, INCLUDING CHANGES IN THE SECURITIES OR FINANCIAL MARKETS OR IN GENERAL ECONOMIC CONDITIONS, THE AVAILABILITY OF EQUITY AND DEBT FINANCING, COMPETITION FOR ACQUISITIONS OF INTERESTS IN INVESTMENT MANAGEMENT FIRMS, THE ABILITY TO COMPLETE PENDING ACQUISITIONS, THE INVESTMENT PERFORMANCE OF OUR AFFILIATES AND THEIR ABILITY TO EFFECTIVELY MARKET THEIR INVESTMENT STRATEGIES, AND OTHER RISKS DETAILED FROM TIME TO TIME IN AMG'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. REFERENCE IS HEREBY MADE TO THE "CAUTIONARY STATEMENTS" SET FORTH IN THE COMPANY'S FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2000.


A TELECONFERENCE WILL BE HELD WITH AMG'S MANAGEMENT AT 11:00 A.M. EDT TODAY. PARTIES INTERESTED IN LISTENING TO THE TELECONFERENCE SHOULD DIAL 1-888-806-9467 (DOMESTIC CALLS) OR 1-703-871-3627 (INTERNATIONAL CALLS) STARTING AT 10:45 A.M. EDT. THOSE WISHING TO LISTEN TO THE TELECONFERENCE SHOULD DIAL THE APPROPRIATE NUMBER AT LEAST TEN MINUTES BEFORE THE CALL BEGINS. THE TELECONFERENCE WILL BE AVAILABLE FOR REPLAY FROM APPROXIMATELY ONE HOUR AFTER THE CONCLUSION OF THE CALL UNTIL 5:00 P.M. EDT ON TUESDAY, AUGUST 7, 2001. TO ACCESS THE REPLAY, PLEASE DIAL 1-888-266-2086, PASS CODE 5427398. THE LIVE CALL AND THE REPLAY CAN ALSO BE ACCESSED VIA THE WEB AT WWW.AMG.COM.


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            FOR MORE INFORMATION ON AFFILIATED MANAGERS GROUP, INC.,
                   PLEASE VISIT AMG'S WEB SITE AT WWW.AMG.COM.